Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces Second Quarter 2016 Results

Sales of $746 million

Net loss attributable to common stockholders of $(23) million

Cash flow from operations of $90 million

Adjusted EBITDA of $15 million

Houston, TX – August 2, 2016 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced second quarter 2016 results.

The company’s sales were $746 million for the second quarter of 2016, which were 38% lower than the second quarter of 2015 and 5% lower than the first quarter of 2016. As compared to last year, reduced customer activity across all segments and sectors drove the decline as a result of lower oil and natural gas prices.

Net loss attributable to common stockholders for the second quarter of 2016 was $(23) million, or $(0.24) per diluted share, compared to net income attributable to common stockholders of $15 million, or $0.15 per diluted share for the second quarter of 2015. The second quarter 2016 and 2015 results include severance and restructuring after-tax charges of $3 million ($0.03 per diluted share) and $6 million ($0.06 per diluted share), respectively.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “Revenue was in line with our expectations this quarter. Looking forward, we do not expect a significant change in activity until customers increase capital spending. In the second quarter, the business generated $90 million in cash from operations for a total of $148 million in cash from operations generated so far this year. We also made progress under our stock repurchase program buying $33 million in stock during the second quarter bringing us to a total of $83 million of shares bought back since we announced the authorization in November 2015. We remain focused on executing our strategy to retain and win customers, strengthen the balance sheet, manage operating costs and optimize working capital. MRC Global is well positioned regardless of market conditions.”

MRC Global’s second quarter 2016 gross profit was $125 million, or 16.8% of sales, a decrease from second quarter 2015 gross profit of $206 million, or 17.2% of sales. Gross profit for the second quarter 2016 and 2015 reflects a benefit of $1 million and $15 million, respectively, in cost of sales relating to the use of the last-in, first out (“LIFO”) method of inventory cost accounting.

Selling, general and administrative (“SG&A”) expenses were $135 million, or 18.1% of sales, for the second quarter of 2016 compared to $159 million, or 13.3% of sales, for the same period of 2015. SG&A expenses for the second quarter of 2016 and 2015 include $4 million and $7 million of severance and restructuring charges, respectively.

Adjusted EBITDA was $15 million in the second quarter of 2016 compared to $63 million for the same period in 2015. Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net (loss) income (a GAAP measure) in this release.

The effective tax rate in the second quarter of 2016 was 11% as a result of a lower expected effective tax rate for the full year of 22% due to lower than previously forecasted pre-tax income across all segments and a change in the geographic mix of pre-tax income and losses. The change in the expected tax rate had a negative impact of $0.06 per diluted share in the second quarter of 2016.

Sales by Segment

U.S. sales in the second quarter of 2016 were $551 million, down $405 million, or 42%, from the same quarter in 2015. The decrease reflects a $196 million, or 66%, decrease in the upstream sector (which includes a $78 million impact from the sale of our U.S. oil country tubular goods (“OCTG”) product line), a $129 million, or 32%, decrease in the midstream sector and an $80 million, or 31%, decrease in the downstream sector.

Canadian sales in the second quarter of 2016 were $54 million, down $24 million, or 31%, from the same quarter in 2015. Approximately $3 million of the total decline was a result of a weaker Canadian dollar relative to the U.S. dollar.

International sales in the second quarter of 2016 were $141 million, down $23 million, or 14%, from the same period in 2015. The decrease was due to the combined impact of lower project activity and deferral of maintenance, repairs and operations expenditures particularly in Norway and Australia. The impact of the decline in the foreign currencies in areas where we operate account for $4 million of the total revenue decline.

Sales by Sector

Upstream sales in the second quarter of 2016 decreased 51% from the second quarter of 2015 to $211 million, or 28%, of total sales. The decline in upstream sales was across all segments and was a result of reduced customer activity. U.S. upstream sales declined 40% in the second quarter of 2016, excluding OCTG revenue, from the second quarter of 2015 as compared to a 53% decline in the average U.S. rig count over the same period. International upstream sales declined 13% in the second quarter of 2016 from the second quarter of 2015.

Midstream sales in the second quarter of 2016 decreased 30% from the second quarter of 2015 to $292 million, or 39%, of total sales. Sales to transmission customers were down 44% and sales to gas utility customers were down by 15% over the same quarter in 2015.

Downstream sales in the second quarter of 2016 decreased 30% from the second quarter of 2015 to $243 million, or 33%, of total sales. The downstream sector declined by 31% in the U.S. and 15% in International due primarily to lower project activity.

Balance Sheet

During the second quarter of 2016, the company generated $90 million of cash from operations and grew cash to $167 million at June 30, 2016 from $121 million at the end of the first quarter 2016. Debt, net of cash, was $349 million at June 30, 2016 compared to $450 million at December 31, 2015.

Share Repurchase Program Update

In November 2015, the board of directors authorized a share repurchase program for common stock of up to $100 million. During the second quarter of 2016, the company repurchased $33 million of its common stock at an average price of $13.82 per share. In total, the company has repurchased $83 million of its common stock. The outstanding share count as of June 30, 2016 is 96.4 million.

Shares may be repurchased at management’s discretion in the open market depending on market conditions and other factors.

Conference Call

The Company will hold a conference call to discuss its second quarter 2016 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on August 3, 2016. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through August 17, 2016 and can be accessed by dialing 201-612-7415 and using pass code 13638458#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)

	June 30,	December 31,
	2016	2015

Assets
Current assets:
Cash	$ 167	$ 69
Accounts receivable, net	430	533
Inventories, net	689	781
Other current assets	29	22
Total current assets	1,315	1,405

Other assets	21	22

Property, plant and equipment, net	131	127

Intangible assets:
Goodwill, net	484	484
Other intangible assets, net	436	459
	$ 2,387	$ 2,497

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$ 320	$ 327
Accrued expenses and other current liabilities	104	110
Current portion of long-term debt	8	8
Total current liabilities	432	445

Long-term obligations:
Long-term debt, net	508	511
Deferred income taxes	204	208
Other liabilities	23	22

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized,
102,488,749 and 102,202,599 issued, respectively	1	1
Additional paid-in capital	1,671	1,666
Retained deficit	(504)	(467)
Less: Treasury stock at cost: 6,094,663 and 816,389 shares, respectively	(83)	(12)
Accumulated other comprehensive loss	(220)	(232)
	865	956
	$ 2,387	$ 2,497

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015

Sales	$ 746	$ 1,198	$ 1,529	$ 2,490
Cost of sales	621	992	1,271	2,064
Gross profit	125	206	258	426
Selling, general and administrative expenses	135	159	272	318
Operating (loss) income	(10)	47	(14)	108
Other expense:
Interest expense	(9)	(13)	(17)	(28)
Other, net	-	(5)	(1)	(9)
(Loss) income before income taxes	(19)	29	(32)	71
Income tax (benefit) expense	(2)	13	(7)	26
Net (loss) income	(17)	16	(25)	45
Series A preferred stock dividends	6	1	12	1
Net (loss) income attributable to common stockholders	$ (23)	$ 15	$ (37)	$ 44

Basic (loss) earnings per common share	$ (0.24)	$ 0.15	$ (0.37)	$ 0.43
Diluted (loss) earnings per common share	$ (0.24)	$ 0.15	$ (0.37)	$ 0.43
Weighted-average common shares, basic	97.7	102.2	99.2	102.1
Weighted-average common shares, diluted	97.7	102.8	99.2	102.6

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended
	June 30,	June 30,
	2016	2015

Operating activities
Net (loss) income	$ (25)	$ 45
Adjustments to reconcile net (loss) income to net cash provided by operations:
Depreciation and amortization	10	10
Amortization of intangibles	23	31
Equity-based compensation expense	7	5
Deferred income tax benefit	(5)	(16)
Write off of debt issuance costs	-	3
Decrease in LIFO reserve	(4)	(15)
Provision for uncollectible accounts	2	2
Foreign currency losses	2	6
Other non-cash items	4	3
Changes in operating assets and liabilities:
Accounts receivable	104	207
Inventories	51	152
Other current assets	2	1
Income taxes payable	(6)	(7)
Accounts payable	(10)	(111)
Accrued expenses and other current liabilities	(7)	(39)
Net cash provided by operations	148	277

Investing activities
Purchases of property, plant and equipment	(14)	(13)
Proceeds from the disposition of non-core product line	48	-
Other investing activities	2	(2)
Net cash provided by (used in) investing activities	36	(15)

Financing activities
Payments on revolving credit facilities	(27)	(765)
Proceeds from revolving credit facilities	27	412
Payments on long-term obligations	(4)	(254)
Proceeds from issuance of preferred stock, net of issuance costs	-	355
Purchase of common stock	(71)	-
Dividends paid on preferred stock	(12)	-
Net cash used in financing activities	(87)	(252)

Increase in cash	97	10
Effect of foreign exchange rate on cash	1	(2)
Cash -- beginning of period	69	25
Cash -- end of period	$ 167	$ 33

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA (a non-GAAP measure) to Net (Loss) Income

 (in millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015

Net (loss) income	$ (17)	$ 16	$ (25)	$ 45
Income tax (benefit) expense	(2)	13	(7)	26
Interest expense	9	13	17	28
Depreciation and amortization	5	5	10	10
Amortization of intangibles	11	15	23	31
Decrease in LIFO reserve	(1)	(15)	(4)	(15)
Change in fair value of derivative instruments	1	1	2	2
Equity-based compensation expense (1)	4	3	7	5
Write off of debt issuance costs (2)	-	3	-	3
Severance and restructuring charges (3)	4	7	9	9
Foreign currency losses	1	2	2	6
Adjusted EBITDA	$ 15	$ 63	$ 34	$ 150

Notes to above:

(1)	Recorded in SG&A.
(2)	Charge (pre-tax) related to the early repayment of debt with the proceeds from the issuance of Series A preferred stock.
(3)	Charge (pre-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit (a non-GAAP measure) to Gross Profit

(in millions)

	Three Months Ended
	June 30,	Percentage	June 30,	Percentage
	2016	of Revenue*	2015	of Revenue

Gross profit, as reported	$ 125	16.8%	$ 206	17.2%
Depreciation and amortization	5	0.7%	5	0.4%
Amortization of intangibles	11	1.5%	15	1.2%
Decrease in LIFO reserve	(1)	(0.1%)	(15)	(1.2%)
Adjusted Gross Profit	$ 140	18.8%	$ 211	17.6%

	Six Months Ended
	June 30,	Percentage	June 30,	Percentage
	2016	of Revenue	2015	of Revenue

Gross profit, as reported	$ 258	16.9%	$ 426	17.1%
Depreciation and amortization	10	0.7%	10	0.4%
Amortization of intangibles	23	1.5%	31	1.2%
Decrease in LIFO reserve	(4)	(0.3%)	(15)	(0.6%)
Adjusted Gross Profit	$ 287	18.8%	$ 452	18.1%

*Does not foot due to rounding.

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

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